EXHIBIT 99.1
UniFirst Announces Pricing of Secondary Stock Offering
WILMINGTON, Mass.—(BUSINESS WIRE)—July 20, 2006—UniFirst Corporation (NYSE: UNF) announced today the pricing of its follow-on public offering of 4,000,000 shares of Common Stock at a price of $29.50 per share. All of the shares to be sold in the offering are currently owned by certain members of the Croatti family. In connection with the offering, certain selling stockholders have granted the underwriters an option for a period of 30 days to purchase an additional 600,000 shares of Common Stock to cover over-allotments, if any. The Company will not be selling any shares in the offering and will not receive any proceeds from the sale of the shares by the selling stockholders.
The offering is expected to close on July 25, 2006, subject to customary closing conditions. J.P. Morgan Securities Inc. is acting as sole book-running manager for the offering, Robert W. Baird & Co. Incorporated, as joint lead manager, and William Blair & Company, L.L.C. and Barrington Research Associates, Inc. are acting as co-managers.
This secondary offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on May 22, 2006. A prospectus supplement and the accompanying prospectus related to the offering are being filed with the Securities and Exchange Commission. Printed copies of the prospectus supplement and the accompanying prospectus related to the offering may be obtained, when available, from:
JPMorgan
National Statement Processing
Prospectus Library
4 Chase Metrotech Center
CS Level
Brooklyn, NY 11245
Tel: 718-242-8002
Fax: 718-242-1350
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful. Offers to sell shares of the Company’s Common Stock will be made only by means of a prospectus supplement and the accompanying prospectus.
This press release contains “forward-looking statements” within the meaning of federal securities law. The forward-looking statement in this press release is subject to numerous risks and uncertainties, including the risk the offering may not be completed as described herein, or at all.
About UniFirst:
UniFirst is one of the largest providers of workplace uniforms and protective work wear in North America. The Company serves approximately 190,000 customer locations in 46 states, Canada and Europe from 189 customer service, distribution and manufacturing facilities.
CONTACT: UniFirst Corporation
John B. Bartlett, 978-658-8888
jbartlett@unifirst.com
SOURCE: UniFirst Corporation